Exhibit 16

March 27, 2013

Securities & Exchange Commission

Washington D.C. 20549

Ladies and Gentlemen,

We have read the statements included under Item 4.01, “Changes in Registrant’s Certifying Accountant,” in the Form 8-K dated March 22, 2013, of Geo Point Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements therein insofar as they relate to our firm, however, we are not in a position to agree or disagree with the date of our dismissal.  In addition, we are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Mantyla McReynolds LLC.

/s/ Hansen, Barnett & Maxwell, P.C.

HANSEN, BARNETT & MAXWELL, P.C.